UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2022

JUNIATA VALLEY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

-
Pennsylvania	0-13232	23-2235254
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bridge and Main Streets, Mifflintown, Pennsylvania	17059
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 582-5101

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Juniata Valley Financial Corp.

Current Report on Form 8-K

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

JoAnn N. McMinn, who has served as Executive Vice President and Chief Financial Officer of Juniata Valley Financial Corp. (the “Company”) and The Juniata Valley Bank (the “Bank”) for the past 17 years, has announced that she will retire on June 21, 2022.

After June 1, 2022, Ms. McMinn will retain the title of Executive Vice President and Michael W. Wolf will assume the role of Senior Vice President and Chief Financial Officer of the Company and the Bank.

Mr. Wolf, age 58, who has been employed by the Bank since September 2021, has nearly 25 years of experience in the financial sector. His background includes public accounting and internal audit experience. Since 2009, he has served as Vice-President at Middlefield Bank, Northwest Bank and Dollar Bank with an emphasis on regulatory, SEC and internal reporting, technical accounting assessments, internal controls and accounting policy implementation. Mr. Wolf served as a member of the Accounting Advisory Counsel for the Financial Managers Society and holds a Bachelor of Science degree in Economics and Finance from the University of Pittsburgh along with a Certificate of Accounting from Robert Morris University.

Commitment to community service is exemplified by the civic activities in which Mr. Wolf participated while living in Western Pennsylvania:  Firefighter, Special Olympics Volunteer, and board member for organizations such as American Red Cross, North East Area Chamber of Commerce, House of Hope, Erie Second Harvest Food Bank, Habitat for Humanity, and March of Dimes. Mr. Wolf enjoys hunting, fishing, and history, with a focus on American Civil War history and has recently become a member of Pennsylvania’s Juniata County Historical Society.

Mr. Wolf will receive an annual base salary of $223,600, and other benefits, including participation in the Company’s cash and equity incentive compensation programs, retirement plans, welfare and other benefit programs, comparable to those provided to the Company’s other executive officers. In addition, Mr. Wolf and the Company have entered into a Change of Control Severance Agreement on April 26, 2022, to become effective on June 1, 2022. The agreement continues as long as Mr. Wolf holds the position of Chief Financial Officer or a higher-ranking position with the Company. In the event Mr. Wolf’s employment is terminated resulting from a change of control, terms of which are defined in the agreement, he will receive severance compensation equal to the multiplier of two times his average annual compensation for the three most recent taxable years. If the change of control termination occurs after Mr. Wolf has reached the age of 68, the severance benefit multiplier shall be reduced to one. Further details can be found in the Change of Control Severance Agreement filed as Exhibit 10.1 to this Current Report.

There is no arrangement or understanding between Mr. Wolf and any other person pursuant to which he was selected as an officer of the Company and there are no family relationships between Mr. Wolf’s and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Mr. Wolf has a direct or indirect material interest that are required to be disclosed pursuant to applicable rules and regulations of the Securities and Exchange Commission. The Bank has entered into lending and other transactions in the ordinary course of business with the Company’s executive officers, and the Bank may have similar transactions with Mr. Wolf in the future. Transactions with executive officers made by the Bank have been on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans and transactions with persons not related to or employed by the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Item 9.01 Financial Statements and Exhibits.

Exhibits. The exhibits listed in the Exhibit Index accompanying this Form 8-K are furnished herewith.

Exhibit Index

Exhibit No.	Description
10.1	Change of Control Severance Agreement with Michael W. Wolf.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Juniata Valley Financial Corp.

Date: April 26, 2022	By:	/s/ JoAnn McMinn

	Name:	JoAnn McMinn
	Title:	EVP, Chief Financial Officer